LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118
http://www.libertystargold.com/
March 27, 2006
NR 31	OTCBB: LBTS

Exhibit 99.1

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR STAKES ADDITIONAL CLAIMS AT NORTH PIPES, ARIZONA, ACQUIRING 25 NEW URANIUM PIPES FOR 107 PIPES IN TOTAL

Tucson, Arizona – March 27, 2006 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce that 139 additional claims have been staked at the Company’s North Pipes Project in Northern Arizona covering about 4.5 square miles in 5 blocks including 25 new breccia pipe targets (Pipes). Combined with the claims previously announced in NR-22 and NR-28, the Company now controls 547 mining claims covering about 11,322 acres or approximately 17.7 square miles in 37 blocks including 107 Pipes. Continued geologic work has revealed that some of the Pipes are actually Pipe clusters and additional Pipes were identified increasing the total Pipe count. Each pipe has the potential to be a stand-alone uranium mine if mineralization of sufficient quantity and grade is discovered.

An aggressive reconnaissance program has been going on since October of 2005 when it became apparent that a land rush to the area was probable. This rush is now taking place with at least ten other companies in addition to Liberty Star active in the area. The Company has identified numerous additional Pipes and additional claim staking is progressing at the current time. Further acquisitions will be announced as they are completed.

With an average grade based on past production from five mines in the area “of almost 1% (20 pounds per ton), Pipes in the area form the highest-grade uranium deposits in the United States and the second highest in the world”, according to Dr. Karen Wenrich, in a Dec. 2005 address to the Denver Area Geological Society. Wenrich’s past work identified numerous pipes and many are probably yet undiscovered. With the Pipes’ potential for high-grade resources, the Company believes this will be one of the most productive uranium districts in the United States. Government claim records show that the Company at this time is the largest land and Pipe holder in the area.

Twenty Pipes, several of which have exploration drill holes from the early 1980s and are thought to have known mineralization, are prioritized for geophysical testing which will begin in the next few weeks.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble project on the north border, forming a large donut shape and adjoining their border to the southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the North Pipes project area of Northern Arizona, Liberty Star additionally now has 547 standard Federal lode mining claims covering 11,322 acres or about 17.7 square miles in 37 separate blocks covering 107 breccia pipe targets. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills acquisition announced with News Release 24 includes 163 Alaska State Mining Claims covering 40.8 square miles and are 100% owned by the Company. The Company now has three major projects of three distinct types. These are the Big Chunk Project in Alaska, targeting porphyry copper-gold-moly-silver-zinc mineralization; the Bonanza Hills Project in Alaska, targeting high grade gold with by-product silver; and the North Pipes Project in Arizona, targeting uranium with by-product copper, silver and perhaps other metals.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that additional fieldwork is contemplated and will be planned in detail after full evaluation of the current data; that each pipe has the potential to be a stand-alone uranium mine if mineralization of sufficient quantity and grade is discovered; that we have identified numerous additional Pipes and additional claim staking is progressing at the current time; that further acquisitions will be announced as they are completed; that the area has numerous pipes and many are probably yet undiscovered; that the Pipes have potential for high-grade resources; that 20 or our pipes are thought to have known mineralization; and that geophysical testing which will begin in the next few weeks.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards prevent us from exploration; that analysis of data can be done accurately and at depth; results that we or prior exploration by others have found in any particular holes or in any particular area are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time-to-time with the Securities and Exchange Commission.